Exhibit 99.1

January 13, 2010

Dear United Wisconsin Grain Producer Member:

On January 12, 2010, the Board of Directors of United Wisconsin Grain Producers LLC (UWGP) voted to make a distribution of $200 per unit to all unit holders of record as of January 12, 2010, for a total distribution to members of approximately $5,695,000.  This distribution will occur on or around February 20, 2010.  The cash distribution has been approved by the Company’s lender, Farmers & Merchants Union Bank of Friesland.

Please note that the amount of any cash distribution made by UWGP to its members is not the same as a member’s allocation of taxable income for the recently completed fiscal year.  A Form K-1 for the fiscal year ending December 31, 2009, will be mailed to each unit holder on approximately February 15, 2010 and will report the taxable income and income tax credits derived from UWGP.

We are also excited to announce the Board has approved the issuance of seven student scholarships again for 2010.  The scholarships are $1,000 each, available to 1) members 2) students (son or daughter) of members and 3) graduating seniors/alumni of area* high schools who are furthering their education at any college or trade institution whether as a full or part-time student.  Applications must be postmarked no later than March 1, 2010.  We have included a scholarship application for your reference and the application is also available from the local schools or our website at www.uwgp.com.

*Beaver Dam, Cambria-Friesland, Columbus, Dodgeland/Juneau, Fall River, Green Lake, Horicon, Markesan, Montello,  Pardeeville,  Portage,  Poynette,  Princeton,  Randolph,  Rio, Waupun,

Sincerely,

Robert Miller, President

Board of Directors of United Wisconsin Grain Producers LLC

Website: www.uwgp.com · E-mail: mail@uwgp.com